Exhibit 99.1

Report of Independent Auditor

To the Board Trustees and Shareholders of
Wheeler Real Estate Investment Trust, Inc.

Report on the Statement
We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of Alex City Marketplace (the “Property”) for the year ended December 31, 2013.

Management’s Responsibility for the Statement
Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America, that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on this Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses of the Property for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying Statement was prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenue and expenses.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia
March 24, 2015

Alex City Marketplace
Statements of Revenues and Certain Operating Expenses
For the Nine Months Ended September 30, 2014 (unaudited) and the Year Ended December 31, 2013

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	(unaudited)
REVENUES:
Rental income	$748,099	$942,174
Tenant reimbursements and other income	99,045	116,618

Total Revenues	847,144	1,058,792

CERTAIN OPERATING EXPENSES:
Property operating	95,341	113,180
Real estate taxes	56,295	75,071
Repairs and maintenance	20,649	16,360
Other	47,133	11,184

Total Certain Operating Expenses	219,418	215,795

Excess of Revenues Over Certain Operating Expenses	$627,726	$842,997

See accompanying notes to statements of revenues and certain operating expenses.

Alex City Marketplace
Notes to Statements of Revenues and Certain Operating Expenses
For the Nine Months Ended September 30, 2014 (unaudited) and the Year Ended December 31, 2013

1. Business and Purchase and Sales Agreement

On October 24, 2014, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler Real Estate Investment Trust, L.P. (the “Operating Partnership”), acquired Wheeler Interests, LLC (“Wheeler Interests”), resulting in the transfer of the right to a Purchase and Sales Agreement (the “Agreement”) to acquire Alex City Marketplace (the “Property”), a 147,791 square foot grocery-anchored shopping center located in Alexander City, Alabama for a purchase price of approximately $10.25 million. The Property is 98% occupied and is anchored by a Winn-Dixie grocery store which occupies approximately 33% of the total rentable square feet of the center through a lease which expires in February 2020 with four five-year renewal options available. The acquisition is expected to be completed prior to June 30, 2015.

2. Basis of Presentation

The Statements of Revenues and Certain Operating Expenses (the “Statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statements. The Statements have been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

3. Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis as of September 30, 2014 (unaudited) and December 31, 2013:

Tenant	September 30, 2014	December 31, 2013
Winn Dixie	30.1%	31.7%

Goody's	14.2%	15.0%

The termination, delinquency or nonrenewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of September 30, 2014 (unaudited) and December 31, 2013.

Alex City Marketplace
Notes to Statements of Revenues and Certain Operating Expenses
For the Nine Months Ended September 30, 2014 (unaudited) and the Year Ended December 31, 2013
(continued)

3. Revenues (continued)

           The weighted average remaining lease terms for tenants at the property was 3.26 years as of September 30, 2014 (unaudited). Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of September 30, 2014 (unaudited) were as follows:

		Years Ending December 31,
	Twelve Months Ending September 30,
	(unaudited)
2014	$—	$975,274
2015	949,323	930,863
2016	897,983	890,033
2017	820,343	801,721
2018	784,973	779,734
2019	716,157	666,435
Thereafter	433,033	288,258

	$4,601,812	$5,332,318

The above schedule takes into consideration all renewals and new leases executed subsequent to September 30, 2014 through the date of this report.